                                                                   Exhibit 10.22

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                 WATERLINK, INC.

                                   "PURCHASER"

                                       AND

                                 DAVID ROMANOW,

                                   JOE ROMANOW

                                BRIAN TOPNIK, AND

                                 ROBERT JENKYNS

                                    "SELLERS"

                          CONCERNING THE ACQUISITION OF
                          ALL THE OUTSTANDING SHARES OF

                            BIOCLEAR TECHNOLOGY, INC.

                                 APRIL 15, 1997

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               PAGE
                                                                                                               ----

ARTICLE I         PURCHASE PRICE OF SHARES: MANNER OF PAYMENT.....................................................1
         1.1      Purchase Price - Alternatives...................................................................1
         1.2      Purchase of Shares; Purchase Price Alternative - 1..............................................1
         1.3      Manner of Payment...............................................................................2
         1.4      Earn-out Payments; Performance Incentives Payments..............................................3

ARTICLE II        REPRESENTATIONS, WARRANTIES
                    AND AGREEMENTS OF SELLERS.....................................................................6
         2.1      Organization and Standing.......................................................................6
         2.2      Authority; Conflicts; Consents..................................................................6
         2.3      Capital Stock...................................................................................7
         2.4      Title to Shares; Investments of the Corporation.................................................7
         2.5      Outstanding Options and Warrants................................................................7
         2.6      Business Relations..............................................................................8
         2.7      Real Property...................................................................................8
         2.8      Title to and Condition of Assets...............................................................10
         2.9      Financial Statements...........................................................................10
         2.10     Absence of Certain Changes.....................................................................11
         2.11     Absence of Undisclosed Liabilities.............................................................12
         2.12     Taxes..........................................................................................13
         2.13     Indebtedness to Officers, Directors and Shareholders...........................................14
         2.14     Articles of Amalgamation and Incorporation and By-laws or Regulation...........................14
         2.15     Corporate Minutes..............................................................................14
         2.16     Brokerage and Finder's Fees....................................................................14
         2.17     Accounts Receivable............................................................................14
         2.18     Employment Matters.............................................................................15
         2.19     No Defaults....................................................................................16
         2.20     Material Contracts.............................................................................16
         2.21     Purchase Orders................................................................................17
         2.22     Indebtedness...................................................................................17
         2.23     Litigation.....................................................................................17
         2.24     Insurance......................................................................................17
         2.25     Transactions with Officers, Etc................................................................18
         2.26     Employees......................................................................................18
         2.27     Trademarks, Copyrights and Similar Matters.....................................................18
         2.28     Employee Benefit Plans and Other Plans.........................................................19
         2.29     Bank Accounts..................................................................................22
         2.30     Compliance with Laws...........................................................................23
         2.31     Power of Attorney..............................................................................23

                                                                                                               PAGE
                                                                                                               ----

         2.32     Licenses and Rights............................................................................23
         2.33     Products.......................................................................................23
         2.34     Casualty Occurrences...........................................................................23
         2.35     Inventory......................................................................................23
         2.36     Capital Expenditure Plans......................................................................24
         2.37     Material Misstatements or Omissions............................................................24
         2.38     Stock Dividends................................................................................24

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................25
         3.1      Organization and Good Standing of Purchaser....................................................25
         3.2      Authority of Purchaser.........................................................................25
         3.3      Investment Purpose.............................................................................25

ARTICLE IV        CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...............................................25
         4.1      Representations True...........................................................................25
         4.2      All Consents Obtained..........................................................................25
         4.3      Performance and Obligations....................................................................25
         4.4      Receipt of Documents by Purchaser..............................................................26
         4.5      No Litigation..................................................................................28
         4.6      Employment Agreements..........................................................................28
         4.7      Delivery of Books and Records..................................................................28
         4.8      Absence of Changes.............................................................................28
         4.9      Escrow Agreement...............................................................................28
         4.11     Purchaser's Review.............................................................................28
         4.12     Non-Competition Agreement......................................................................28
         4.13     Shareholder's Agreement........................................................................28

ARTICLE V         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.................................................29
         5.1      Representations True...........................................................................29
         5.2      Receipt of Documents by Sellers................................................................29
         5.3      No Litigation..................................................................................30
         5.4      Employment Agreements..........................................................................30
         5.5      Escrow Agreement...............................................................................30

ARTICLE VI        CLOSING........................................................................................30

ARTICLE VII       TERMINATION OF AGREEMENT.......................................................................30

ARTICLE VIII      SURVIVAL OF REPRESENTATIONS AND WARRANTIES:
                    INDEMNIFICATION: DISPUTES....................................................................32
         8.1      Survival of Representations and Warranties.....................................................32
         8.2      Sellers' Indemnification.......................................................................32

                                                                                                               PAGE
                                                                                                               ----

         8.3      Defense of Claim...............................................................................32
         8.4      Purchaser's Indemnification....................................................................33
         8.5      Indemnification Basket.........................................................................33

ARTICLE IX        CONDUCT PRIOR TO CLOSING DATE..................................................................33
         9.1      Continuation of Business.......................................................................33
         9.2      Preservation of Business.......................................................................35
         9.3      Consents and Approvals.........................................................................35

ARTICLE X         ASSIGNMENT, THIRD PARTIES, BINDING EFFECT......................................................35

ARTICLE XI        EXPENSES.......................................................................................36

ARTICLE XII       NOTICES........................................................................................36

ARTICLE XIII      REMEDIES NOT EXCLUSIVE.........................................................................37

ARTICLE XIV       RESERVED.......................................................................................37

ARTICLE XV        MISCELLANEOUS..................................................................................37
         15.1     Counterparts...................................................................................37
         15.2     Captions and Section Headings..................................................................37
         15.3     Waivers........................................................................................37
         15.4     Right of Inspection............................................................................37
         15.5     Amendments, Supplements or Modifications.......................................................38
         15.6     Entire Agreement...............................................................................38
         15.7     Governing Laws.................................................................................38
         15.8     Knowledge......................................................................................38
         15.9     Press Releases.................................................................................38
         15.10    Currency.......................................................................................38
         15.11    Schedules......................................................................................38
         15.12    Consent........................................................................................39
         15.13    Investment Canada Filing.......................................................................39

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made this 15th day of April, 1997, between Waterlink, Inc., a Delaware U.S.A. corporation ("Waterlink" or "Purchaser") and David Romanow, Joe Romanow, Brian Topnik, and Robert Jenkyns (each a "Seller" and collectively, "Sellers") being all the shareholders of Bioclear Technology, Inc., a corporation organized under the laws of Canada (the "Corporation").

                                R E C I T A L S:
                                ----------------

         A. Sellers own all the issued and outstanding shares of capital stock of the Corporation.

         B. On the terms and subject to the conditions of this Agreement, and subject to the performance by the parties of their respective obligations under this Agreement, Sellers desire to sell, and Purchaser desires to purchase, all the issued and outstanding shares of capital stock of the Corporation at the "Closing" (as hereinafter defined) for the purchase price described in Article I of this Agreement.

         NOW, THEREFORE, Purchaser and Sellers, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                    ---------

                   PURCHASE PRICE OF SHARES: MANNER OF PAYMENT
                   -------------------------------------------

         1.1 PURCHASE PRICE - ALTERNATIVES. If at the time of the Closing, Waterlink is subject to the reporting requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act") and the common stock, par value US $.001 per share (the "Waterlink Common Stock") is subject to an effective registration statement under the Exchange Act and is listed on a national securities exchange or is quoted on an automated quotation system such as the National Association of Securities Dealers Automated Quotation System "NASDAQ", then Purchaser shall purchase all the Shares for the Purchase Price in the amount (subject to adjustment) and manner as set forth in Sections 1.2, 1.3 and 1.4 below (the "Purchase Price - Alternative 1"). If, at the time of the Closing, the conditions contained in the preceding sentence are not met, then Purchaser shall purchase all the Shares for the Purchase Price in the amount (subject to adjustment) and manner as set forth in alternative Sections 1.2, 1.3 and 1.4 on EXHIBIT "A" attached hereto ("Purchase Price - Alternative 2"). In no event shall Purchaser be obligated to pay BOTH the Purchase Price - Alternative 1 and the Purchase Price - Alternative 2. As used throughout this Agreement, "Purchase Price" shall mean the Purchase Price - Alternative 1 or the Purchase Price - Alternative 2, whichever is applicable.

         1.2 PURCHASE OF SHARES; PURCHASE PRICE - ALTERNATIVE 1. On the terms and subject to the conditions of this Agreement, Sellers shall, with all transfer taxes of any kind prepaid, convey, assign and transfer to Purchaser at the Closing all the Shares (as defined in Section 2.3), free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Purchaser shall purchase all the Shares for an aggregate purchase price of Thirty Million Dollars ($30,000,000), subject to adjustment as set forth below, PLUS the additional consideration, if any, set forth below. Of the total Purchase Price, Four Million Eight Hundred Ninety Six Thousand Dollars ($4,896,000.00) shall be applied to the purchase of all the Preferred Shares (as defined below) and the remainder of the Purchase Price shall be applied to the purchase of all the Common Shares (as defined below).

         1.3 MANNER OF PAYMENT. The Purchase Price - Alternative 1, will be paid by Purchaser for all the Shares as follows:

                  (a) Five Hundred Thousand Dollars ($500,000.00) deposit payable to Sellers in the aggregate upon the execution of this Agreement. The Deposit shall be returned to Purchaser or forfeited to Sellers in accordance with the terms of Article VII below.

                  (b) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) payable to Sellers in the aggregate at the Closing by certified or official bank checks in immediately available funds or by wire transfer to accounts designated by Sellers.

                  (c) Two Million Dollars ($2,000,000.00) by certified or bank check in immediately available funds or by wire transfer to a bank chosen by Sellers that is reasonably satisfactory to Purchaser, as escrow agent in connection with an interest-bearing escrow fund established pursuant to an Escrow Agreement in substantially the form attached to this Agreement as EXHIBIT "B" for the purpose of securing Sellers' indemnification obligations hereunder (the "Escrow Agreement").

                  (d) The Earn-out Payments, if any, in the maximum aggregate amount of Five Million Dollars ($5,000,000.00), payable to Sellers, in the aggregate, in accordance with the provisions of Section 1.4(c) below.

                  (e) The Performance Incentives, if any, payable to Sellers, in the aggregate, in accordance with the provisions of Section 1.4(d) below.

                  (f) The maximum number of shares of Waterlink Common Stock having an aggregate value of not more than Five Million Dollars ($5,000,000.00), determined by the initial public offering price to the public of the Waterlink Common Stock, to be issued by Waterlink to Sellers (on a pro rata basis determined for each Seller in accordance with the percentage that such Seller's Shares bears to the total number of Shares owned by all Sellers) in the aggregate. For purposes of this
         Section 1.3(f), the initial public offering price of the Waterlink Common Stock shall be converted into Canadian Dollars based on the exchange rate published in the WALL STREET JOURNAL on the date of the closing of Waterlink's initial public offering.

         1.4      EARN-OUT PAYMENTS; PERFORMANCE INCENTIVES PAYMENTS.

                  (a) If the Purchase Price - Alternative 1 is applicable, then as a portion of the Purchase Price, Purchaser shall pay to Sellers (on a pro rata basis determined for each Seller in accordance with the percentage that such Seller's Shares bears to the total number of Shares owned by all Sellers), in the aggregate, the Earn-out Payments, if any, set forth in Section 1.4(c) below and the Performance Incentive Payments, if any, set forth in Section 1.4(d) below, each based on the earnings before income and taxes ("EBIT") (as more fully defined below) of the Corporation for the periods specified therein.

                  (b) "EBIT" for any period of determination shall mean the earnings before interest and taxes, determined in accordance with generally accepted accounting principals as determined by the Canadian Institute of Chartered Accountants ("Canadian GAAP") applied in a manner consistent with the Corporation's past practices. In determining EBIT for purposes of this Section 1.4, no effect shall be given to (i) any extraordinary expenses incurred without the consent of Sellers by the Corporation outside the normal course of business as operated prior to the Closing including (A) expenses allocated by Waterlink or any other direct or indirect parent corporation of the Corporation unless such expenses (x) are comparable to and replace expenses incurred by the Corporation prior to the Closing or (y) are incurred for sales, marketing, product development or similar purposes which provide commensurate benefits to the Corporation's operations, and (B) expenses incurred in connection with new projects or ventures outside the normal course of business, and (ii) any increased or decreased expenses resulting from purchase accounting adjustments required, or permitted, by Canadian GAAP or generally accepted accounting principals in the United States solely as a result of the transactions contemplated by this Agreement. It is the intent of the parties that EBIT, determined for purposes of computing the Earn-out Payments and Performance Incentive Payments described below, be an equitable measurement of the performance of the business of the Corporation being acquired hereby without giving effect to extraordinary revenues and expenses associated with the operation of such business by the Purchaser and Waterlink after the Closing and each party agrees to cooperate in good faith toward the determination of EBIT in a manner consistent with such intent.

                  (c) In accordance with the following table, Earn-out Payments shall be payable by Purchaser to Sellers (on a pro rata basis) in the aggregate, by certified or official bank checks or wire transfers to accounts designated by Sellers in immediately available funds if the EBIT of the Corporation exceeds the thresholds set forth below for the period beginning immediately after the Closing Date and ending September 30, 1998 (the "First Earn-out Period") and each of the twelve-month periods ending September 30, 1999 and 2000. In no event shall the aggregate Earn-out Payments paid or payable to Sellers, in the aggregate, exceed $5,000,000.00.

                                                                                 MAXIMUM EARN-OUT
                                                                                 ----------------
                                                                                 PAYMENT PER EARN-OUT
                                                                                 --------------------
EARN-OUT PERIOD                  EARN-OUT PAYMENT                                PERIOD
---------------                  ----------------                                ------

First Earn-out Period         50% of the Corporation's  EBIT                     $3,000,000.00
                              during the First Earn-out Period
                              in excess of the product of $4,000,000.00
                              multiplied by the fraction x/12, where
                              x=the number of full calendar months in
                              the First Earn-out Period. Such product
                              is referred to as the "First EBIT Target."

Twelve-month period           50% of the Corporation's  EBIT                     $1,000,000.00 plus the
ending September 30,          during the Second Earn-out Period                  amount by which the Earn-
1999 ("Second Earn-           in excess of the greater of (a)                    out Payment earned for the
out Period").                 $4,000,000.00 and (b)                              First Earn-out Period was less
                              $4,000,000.00 plus the amount by                   than $3,000,000.00.
                              which  EBIT for the First Earn-out
                              Period was less than the First EBIT Target.

Twelve-month period           50% of the Corporation's  EBIT                     $1,000,000.00 plus the
ending September 30,          during the Third Earn-out Period in                amount by which the
2000 ("Third Earn-out         excess of the greater of (a)                       aggregate Earn-out Payments
Period").                     $4,000,000.00 and (b)                              earned for the First and
                              $4,000,000.00 plus (i) the amount                  Second Earn-out Periods
                              by which the aggregate EBIT for                    were less than $4,000,000.00.
                              the First and Second Earn-out Periods was less
                              than the sum of $4,000,000.00 plus the First
                              EBIT Target.

                  (d) In accordance with the following table, Performance Incentive Payments shall be payable by Purchaser to Sellers (on a pro rata basis), in the aggregate, by certified or official bank checks or wire transfers to accounts designated by Sellers in immediately available funds if the EBIT of the Corporation exceeds the thresholds set forth below for each of the twelve-month periods ending September 30, 1999 and 2000.

                                                                                    MAXIMUM PERFORMANCE
                                                                                    -------------------
PERFORMANCE INCENTIVE                                                               INCENTIVE PAYMENT PER
---------------------                                                               ---------------------
PERIOD                           PERFORMANCE INCENTIVE PAYMENT                      PERFORMANCE INCENTIVE PERIOD
------                           -----------------------------                      ----------------------------

Twelve-month period              20% of the Corporation's EBIT during               None.
ending September 30,             the First Performance Incentive Period
1999 ("First Performance         in excess of the greater of (a)
Incentive Period").              $10,000,000.00 and (b) $10,000,000.00
                                 plus the amount by which EBIT for the
                                 twelve-month period ending September 30, 1998
                                 was less than $10,000,000.00.

Twelve-month period              20% of the Corporation's  EBIT during              None.
ending September 30,             the Second Performance Incentive
2000 ("Second                    Period in excess of the greater of (a)
Performance Incentive            $10,000,000.00 and (b) $10,000,000.00
Period").                        plus  the amount by which the total
                                 EBIT for the twelve-month period ending
                                 September 30, 1998 and the First Performance
                                 Incentive Period was less than $20,000,000.00.

                  (e) Purchaser shall deliver to Sellers within ninety (90) days of September 30, 1998, 1999 and 2000, (i) the Corporation's financial statements covering the applicable Earn-out Period and Performance Incentive Period, and (ii) statements setting forth the computation and amount of EBIT for such Earn-out Period and such Performance Incentive Period (the "EBIT Statement") (as reviewed and concurred to by the Waterlink's independent public accountants) and shall pay the Earn-out Payment, if any, and the Performance Incentive Payment, if any, to Sellers (on a pro rata basis) within thirty (30) days of the delivery of the EBIT Statement.

                  (f) Sellers shall have thirty (30) days from the date the EBIT Statements are delivered to it to furnish Purchaser with a letter requesting access to the books and records of the Corporation necessary to compute the EBIT amount and upon receipt of such request, Purchaser shall promptly make available such books and records to David Romanow, as agent for the Sellers ("Sellers' Representative"). Sellers shall have sixty (60) days after such access is granted to cause Sellers' Representative to furnish Purchaser with a letter setting forth those items with which the Sellers disagree and the reasons for each such disagreement. The parties shall promptly seek to reconcile any such disagreement; if they fail to reach an agreement within thirty (30) days of receipt by Purchaser of such letter, then an independent public accounting firm shall be retained by the parties to settle any remaining disagreement, and the decision of said firm shall be final and binding on all parties to this Agreement. If Sellers' Representative and Purchaser cannot agree on an accounting firm to settle any remaining disagreement within such thirty (30) day period, then Sellers' Representative and Purchaser shall each designate an independent public accounting firm and the two (2) firms so designated shall select a third independent public accounting firm and the decision of said firm shall be final and binding on all parties to this Agreement. The fees of all accounting firms involved shall be borne equally between Purchaser on the one hand and Sellers on the other hand. The payment of the portion of the Earn-out Payment or Performance Incentive Payment in dispute, if any, ultimately determined (pursuant to the procedures set forth in this paragraph) to be due the Sellers shall be made within fifteen (15) days of such determination.

                                   ARTICLE II
                                   ----------

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS
              -----------------------------------------------------

         Sellers, jointly and severally, represent and warrant to, and agree with, Purchaser as follows:

         2.1      ORGANIZATION AND STANDING.

                  (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Canada. Each of the Subsidiaries (as defined in Section 2.4(b)) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Corporation and each Subsidiary has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

                  (b) Set forth on Schedule 2.1 is a true and correct list of all jurisdictions in which the Corporation and each Subsidiary is qualified to do business as a foreign corporation and each jurisdiction where the Corporation and each Subsidiary does business or owns or leases property.

         2.2      AUTHORITY; CONFLICTS; CONSENTS.

                  (a) Sellers are duly authorized to execute, deliver and consummate the transactions contemplated by this Agreement and at the Closing Date (as defined below), no action will be necessary on the part of Sellers to make this Agreement valid and binding on Sellers and enforceable against Sellers in accordance with its terms.

                  (b) Except as set forth on Schedule 2.2(b), the execution, delivery and consummation of this Agreement by Sellers (i) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Sellers, the Corporation or any Subsidiary are a party or to which Sellers or any of Sellers' assets are subject or bound or to which the Corporation or any of its assets is subject or bound, or to which any Subsidiary or any of its assets is subject or bound, (ii) will not result in the creation of any lien or other charge upon any assets of the Corporation or any Subsidiary, and (iii) will not result in any acceleration or termination of any loan or security interest agreement to which the Corporation or any Subsidiary is a party or to which the Corporation, any Subsidiary or any of their assets is subject or bound.

                  (c) Except as may be listed on Schedule 2.2(c), no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Sellers for the authorization of this Agreement or the consummation by Sellers of the transactions contemplated by this Agreement.

         2.3 CAPITAL STOCK. The Corporation is authorized to issue an unlimited number of Class A Common Shares, without par value, of which 944,486 shares are issued and outstanding (the "Common Shares"), an unlimited number of Class B Common Shares, none of which are issued and outstanding, and an unlimited number of Preferred Shares, without par value, of which 4,896,000 shares are issued and outstanding (the "Preferred Shares" and together with the Common Shares, the "Shares"). All the Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive or any other rights, including any rights under any federal, state or provincial securities laws, of any shareholder. The Corporation owns all the outstanding capital stock of the Subsidiaries.

         2.4 TITLE TO SHARES; INVESTMENTS OF THE CORPORATION.

                  (a) All the Shares are owned by Sellers of record and beneficially with good and marketable title thereto, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever. Each Seller owns the number of Common Shares and Preferred Shares set forth on Schedule 2.4.

                  (b) Other than Bioclear Tech Sales, Inc., a corporation organized under the laws of Canada ("BTS") and Bioclear Technology U.S.A., Inc., a corporation organized under the laws of California, U.S.A. ("Bioclear USA" and together with BTS, the "Subsidiaries"), the Corporation has no direct or indirect equity, debt or other interest in any entity, corporate or otherwise, or any right, warrant or option to acquire any such interest.

         2.5 OUTSTANDING OPTIONS AND WARRANTS. There are no subscriptions, options, warrants, rights, puts, calls, commitments or agreements (respecting issuance, redemption, repurchase, voting or otherwise) relating to, nor any outstanding securities convertible into, any shares of capital stock or other equity interest of the Corporation or any Subsidiary, or into any such convertible securities, and neither Sellers, the Corporation nor any Subsidiary has agreed to issue, purchase, sell or transfer any of same, except as provided in this Agreement.

         2.6 BUSINESS RELATIONS. Other than as set forth on Schedule 2.6(a), neither the Corporation nor any Subsidiary is required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Neither Sellers nor the Corporation has received any notice of any disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials or products used in the Corporation's business and has no reason to believe that any such disruption will occur. There are no sole source suppliers of goods, equipment or services used by the Corporation (other than public utilities) with respect to which practical alternative sources of supply are unavailable.

         2.7 REAL PROPERTY.

                  (a) Schedule 2.7 is a true and complete list of (i) all real property owned by the Corporation or any Subsidiary, including, without limitation, all buildings, structures and improvements thereon and all appurtenances thereto and the rights and privileges of the Corporation in all rights of way, licenses or easements, (ii) all real property leases to which the Corporation or any Subsidiary is a party, and (iii) all options, deeds of trust, deeds of declaration, mortgages and land contracts pursuant to or in which the Corporation or any Subsidiary has any interest (collectively, the "Real Property"). Sellers have furnished to Purchaser or its counsel true and complete copies of each written contract and a written description of each oral contract relating to the list set forth on Schedule 2.7.

                  (b) Except as set forth on Schedule 2.7, with respect to the Real Property:

                           (i) The Real Property is occupied under valid and
                  current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts known to Sellers which would prevent each location from being occupied after the "Closing Date" (as hereinafter defined) in substantially the same manner as before;

                           (ii) The Real Property does not violate, and all
                  improvements are constructed in compliance with, any applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements, including, without limitation, any building, zoning, fire or environmental laws or codes (the "Laws and Ordinances");

                           (iii) The Corporation has obtained all appropriate
                  licenses, permits, building permits and occupancy permits that are required with respect to the Real Property by the Laws and Ordinances;

                           (iv) There are no outstanding variances or special
                  use permits affecting the Real Property or its uses;

                           (v) No notice of a violation of any Laws and
                  Ordinances, or of any covenant, condition, easement or restriction affecting the Real Property or relating to its use or occupancy has been given, nor are Sellers aware of any such violation;

                           (vi) The Real Property has and will have as of the
                  Closing Date adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and, without limitation, other required public utilities. All utility lines and facilities presently serving the Real Property are serviced and maintained by the appropriate public or quasi-public entity. All utilities enter the Real Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements. Sellers have no knowledge of any increase in the applicable rate for any utility service being furnished to the Real Property from the rate in effect with respect to the most recent bill that the Corporation has received for such service;

                           (vii) Sellers have no knowledge of improvements made
                  or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Real Property, and there are no present assessments;

                           (viii) All improvements constituting the Real
                  Property are without structural defects, were constructed in conformity with all plans and specifications;

                           (ix) The Real Property either (a) is freely
                  accessible directly from all public streets on which it abuts, or (b) uses adjoining private land to access the same in accordance with valid public easements. Sellers have no knowledge of any condition which would result in the termination of such access;

                           (x) The Corporation does not have a boundary or water
                  drainage dispute with the owners of any premises adjacent to the Real Property and has no knowledge of any such dispute involving former owners of the Real Property;

                           (xi) None of Sellers or the Corporation has notice of
                  outstanding requirements or recommendations by the insurance companies who issued the insurance policies insuring the Real Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Real Property;

                           (xii) there are no leases, subleases, licenses,
                  concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of the Real Property;

                           (xiii) there are no encroachments upon such property
                  by buildings or other structures or improvements belonging to owners of adjacent or adjoining properties and the Real Property is not subject to claims by adjoining owners;

                           (xiv) all improvements on the Real Property are
                  wholly situated within boundaries of the Real Property and do not encroach onto any adjacent or adjoining lands;

                           (xv) the Real Property has not been condemned,
                  expropriated, dedicated or otherwise taken by public authority and, to Sellers' knowledge, no such condemnation, expropriation, dedication or taking is threatened; and

                           (xvi) the current and intended use of the Real
                  Property does not violate in any material respect any law or any instrument of record or agreement affecting such Real Property. There is no violation of any covenant, condition, restriction, easement, license, or agreement affecting the Real Property or order of any governmental authority having jurisdiction over the Real Property that materially affects the Real Property or the use or occupancy thereof.

         2.8 TITLE TO AND CONDITION OF ASSETS. Except as set forth on Schedule 2.8, each of the Corporation and each Subsidiary owns and possesses all right, title and interest in and to its assets, including, without limitation (i) good and marketable title in fee simple to all its Real Property, and (ii) good and merchantable title to all properties and assets other than the Real Property, in each case free and clear of all conveyances, conditions, easements, liens, charges, security interests, adverse claims, encumbrances, encroachments, reservations, easements, limitations, servitudes, other title defects or restrictions of any nature. All tangible assets of the Corporation and the Subsidiaries are in the Corporation's or such Subsidiary's possession or under its respective control, and all equipment used by the Corporation or any Subsidiary is in good operating condition and repair, subject only to routine maintenance, and is fit and adequate for the purposes intended. The Corporation enjoys peaceful and quiet possession of its assets pursuant to or by all of the deeds, bills of sale, leases, licenses and other agreements under which it is operating its business.

         2.9 FINANCIAL STATEMENTS. Prior to the date of this Agreement, Sellers have provided Purchaser with the financial statements of the Corporation listed below (the "Financial Statements") and will provide to Purchaser monthly financial statements for the months after December 31, 1996 (the "New Monthly Financial Statements") as soon as practicable after the end of each month:

                  (a) Audited Consolidated Balance Sheets at August 31, 1994, 1995 and 1996;

                  (b) Audited Consolidated Statement of Operations for the years ended August 31, 1994, 1995 and 1996.

                  (c) Unaudited Consolidated Balance Sheet at December 31, 1996; and

                  (d) Unaudited Consolidated Statement of Operations for the four-month period ended December, 1996.

         The Financial Statements, other than the unaudited Financial Statements for the reasons specified on Schedule 2.9, have been prepared in accordance with Canadian GAAP applied on a consistent basis during the periods. The Financial Statements (and, with respect to the New Monthly Financial Statements, when delivered, will or will be as the content may require) (i) present fairly in all material respects, the Corporation's and the Subsidiaries' consolidated financial position, results of its operations and cash flows at and for the periods therein specified, (ii) are true and complete, and (iii) are consistent with the books and records of the Corporation and the Subsidiaries.

         2.10 ABSENCE OF CERTAIN CHANGES. Since August 31, 1996, the Corporation and the Subsidiaries have actively conducted its business in the ordinary and regular course consistent with past practice. Since such date, there has not been any material adverse change in the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Corporation and the Subsidiaries, taken as a whole. To Sellers' knowledge, there has not occurred any event or governmental regulation or order which could cause such a change, nor, to Sellers' knowledge, is the occurrence of any such event, regulation or order threatened. Except as set forth on Schedule 2.10, without limiting the generality of the foregoing, since August 31, 1996, there has not been:

                  (a) Any increase made or promised in the compensation or other remuneration payable or to become payable by the Corporation or any Subsidiary to any of its employees, agents or partners other than annual increases made in the ordinary course of business consistent with the Corporation's past practices;

                  (b) Any mortgage or pledge of, or any other lien, charge or encumbrance of any kind, on any of the assets, tangible or intangible, of the Corporation or any Subsidiary;

                  (c) Any sale or transfer of any assets, except for sales of inventory in the ordinary course of business, or settlement, cancellation or release of any indebtedness owing to the Corporation or any Subsidiary or of any other claims of the Corporation or any Subsidiary;

                  (d) Any sale, license, assignment or transfer by the Corporation or any Subsidiary of any patents, trademarks, trade names or other similar intangible assets;

                  (e) Any amendments or termination of any material contract, agreement or license to which the Corporation or any Subsidiary is a party or to which the Corporation or any Subsidiary or any of their respective assets are subject or bound;

                  (f) Any commitment made (through negotiations or otherwise) or any liability incurred to any labor organization by the Corporation or any Subsidiary;

                  (g) Other than those permitted by this Agreement, if any, any payment, declaration or setting aside by the Corporation of dividends or a return of capital or any distribution by the Corporation of any cash or other assets to any shareholder in redemption of or as the purchase price for any of the Corporation's capital stock or equity or in discharge or cancellation in whole or in part of any indebtedness owing (whether in payment of principal, interest or otherwise) to any shareholder;

                  (h) Any discharge or satisfaction by the Corporation or any Subsidiary of any lien, encumbrance, obligation or liability (accrued, absolute, fixed or contingent), other than those shown on the December 31, 1996 balance sheet of the New Monthly Financial Statements that have been discharged or satisfied in the ordinary course without acceleration and other than those incurred and discharged in the ordinary course of business consistent with past practice;

                  (i) Any material transaction entered into by the Corporation or any Subsidiary other than in the ordinary course of business consistent with past practice;

                  (j) Any institution by the Corporation or any Subsidiary of a bonus, stock option, profit-sharing, pension plan or similar arrangement or any changes in any such existing plans;

                  (k) Any incurrence by the Corporation or any Subsidiary (whether discharged or not) of any obligation or liability (whether accrued, absolute, fixed or contingent) other than current liabilities incurred, and obligations entered into, in the ordinary course of business consistent with past practice;

                  (l) Any adverse change in collection loss experience;

                  (m) Any material loss, damage or destruction to any of the Corporation's or any Subsidiary's properties (whether or not covered by insurance) or any labor trouble;

                  (n) Any payments in cash or otherwise by the Corporation or any Subsidiary to Sellers or any affiliate pursuant to a tax sharing arrangement or any other type of intercompany agreement; or

                  (o) Any change in accounting principles or practices from those utilized in the preparation of the audited Financial Statements.

         2.11 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the December 31, 1996 balance sheet of the New Monthly Financial Statements, or on
Schedule 2.11, neither the Corporation nor any Subsidiary is obligated for, nor are any of their respective assets or properties subject to, any liabilities or adverse claims or obligations, absolute or contingent, except those incurred in the ordinary course of business since December 31, 1996, and neither the Corporation nor any Subsidiary is in default with respect to any terms or conditions of any liability or obligation.

There are no facts known to Sellers that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement, in the Financial Statements, in the New Monthly Financial Statements or in the Schedules attached hereto.

         2.12 TAXES.

                  (a) Each of the Corporation and each Subsidiary, has filed, and will file, on a timely basis, all returns and reports of every nature required to be filed by it in respect of all taxes or withholdings of any nature whatsoever due to taxing authorities in all jurisdictions applicable to the Corporation and each Subsidiary ("Tax Returns"), and has paid in full or made adequate provision in the Financial Statements and the New Monthly Financial Statements for the payment of all taxes (including penalties, additions to tax and interest) for which it has or may have liability. All such Tax Returns are true, correct and complete in all material respects. Sellers have no knowledge of any unassessed tax deficiency proposed or threatened against the Corporation or any Subsidiary as a result of the operation of its business. There are no liens on the Corporation's or any Subsidiary's assets as a result of any tax liabilities except for taxes not yet due and payable. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties, additions to tax and interest) of any kind assessed against or relating to the Corporation or any Subsidiary with respect to any taxable period ending on or before the Closing Date. There are, and after the date of this Agreement, will be no other tax deficiencies relating to Tax Returns which include the Corporation or any Subsidiary for periods ending on or before the Closing Date. As to all tax periods, or portions thereof, which end prior to, or include, the Closing Date for which no Tax Returns are yet due, the liability of the Corporation and each Subsidiary for taxes allocable to periods (or portions thereof) ending on or before the Closing Date does not exceed the amount accrued on the Financial Statements for such taxes. The liability of the Corporation and each Subsidiary for taxes has not increased since August 31, 1996, except in the ordinary course of business.

                  (b) The Corporation is not a party to any action or proceeding by any governmental authority for the assessment or collection of taxes, nor has any such event been asserted or threatened. There are no outstanding assessments or reassessments or written enquiries that have been issued or raised by any governmental authority relating to any taxes.

                  (c) Except as set forth on Schedule 2.12, there are no outstanding agreements or waivers extending the statutory period of limitations or providing for an extension of time with respect to the assessment, reassessment or levying of any taxes against the Corporation or any Subsidiary or the filing of any tax return or payment of any taxes by the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary has ever been audited by the Revenue Canada, the Internal Revenue Service of the United States or any provincial, state, local or foreign taxing authority.

                  (d) Each of the Corporation and each Subsidiary is in compliance with all registration, timely reporting and remittance obligations in respect of all provincial and federal sales and excise tax legislation and the federal goods and services tax.

                  (e) Schedule 2.12 sets forth all tax elections made by the Corporation and each Subsidiary, all adjustments which will affect the taxes of Purchaser for all taxable years which end on or after the Closing Date and all tax rulings to which the Corporation or any Subsidiary is a party. Schedule 2.12 sets forth all jurisdictions in which the Corporation and each Subsidiary has filed or will file income or sales tax returns for each taxable period, or portion thereof, ending on or before the Closing Date.

                  (f) There are no tax liens currently in existence with respect to the Corporation. or any Subsidiary. There are no tax sharing agreements or similar arrangements in effect that include the Corporation or any Subsidiary.

         2.13 INDEBTEDNESS TO OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on Schedule 2.13, neither the Corporation nor any Subsidiary is indebted to any of its shareholders, officers or directors (or to members of their immediate families) in any amount whatever other than for salaries payable or for expenses incurred on behalf of the Corporation in the ordinary course of business.

         2.14 ARTICLES OF AMALGAMATION AND INCORPORATION AND BY-LAWS OR REGULATIONS. True, accurate and complete copies of the Articles of Amalgamation or Incorporation, as the case may be, and By-laws or Regulations, as the case may be, of the Corporation and each Subsidiary, together with all amendments thereto, have been delivered to Purchaser or its counsel.

         2.15 CORPORATE MINUTES. Sellers have furnished or made available to Purchaser and its counsel the corporate record books of the Corporation and each Subsidiary and the same are accurate and complete and reflect all resolutions adopted and all actions taken, authorized or ratified by the shareholders and directors of the Corporation and each Subsidiary. Copies of all corporate minutes of meetings held and of all written actions taken after the date of this Agreement will be furnished to Purchaser promptly, and in all events, prior to the Closing Date.

         2.16 BROKERAGE AND FINDER'S FEES. Neither Sellers nor any officer, director or agent of the Corporation or any Subsidiary has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

         2.17 ACCOUNTS RECEIVABLE. Sellers have previously delivered to Purchaser an aging schedule as of a date not more than [thirty (30)] days prior to the date of this Agreement, which is true, correct and complete, of the accounts receivables, both trade and non-trade, of the Corporation as of that date. Sellers will update the list as of a date not more than five (5) days prior to the Closing Date. There will be no reserves for doubtful receivables and uncollectible accounts reflected on the books of the Corporation as of the Closing Date. The accounts receivable as reflected on the books of the Corporation as of the Closing Date will be fully collectible in the ordinary course of business within ninety (90) days after the Closing Date, without resort to legal proceedings. All of such accounts receivable will represent valid claims that have arisen in the ordinary course of business. In the event that Sellers indemnify Purchaser pursuant to Section 8.2 of this Agreement by reason of Sellers' breach of the representations and warranties contained in this Section 2.17, Purchaser will cause the Corporation to assign to Seller all the Corporation's rights, title and interest in and to the uncollected accounts receivable giving rise to the breach and any other documentation related thereto and necessary for Sellers' collection of same.

         2.18 EMPLOYMENT MATTERS.

                  (a) Except as set forth in Schedule 2.18, neither the Corporation nor any Subsidiary is a party to any collective bargaining agreement, and no employees have formed any employee association, union or collective bargaining unit and, to the best of Sellers' knowledge, there are no current union organizing activities among the non-unionized employees.

                  (b) Except as set forth in Schedule 2.18, there is no unfair labor practice, charge or complaint pending or, to the best of Sellers' knowledge, threatened against the Corporation or any Subsidiary arising out of its activities, nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to the best of the Sellers' knowledge, threatened against the Corporation or any Subsidiary, nor has any such labor strike, work stoppage, grievance or other labor dispute occurred in the past. The Corporation and each Subsidiary has complied with all laws in respect of employment matters.

                  (c) Except as set forth in Schedule 2.18, neither the Corporation nor any Subsidiary is a party to any employment or consulting agreement or party to any agreement, plan or arrangement providing for severance payments to any current or former employee upon termination of employment or which provide benefits (including accelerated vesting, forgiveness of indebtedness, payments or the inability to amend or terminate any Benefit Arrangement) upon a change in ownership or control or a sale of assets of the Corporation.
         Schedule 2.18 sets forth a list of all current employees as of the dates set forth therein and the current rate of annual cash compensation of each such current or former employee.

                  (d) Schedule 2.18 lists all Benefit Arrangements, and true and complete copies thereof, where in writing, have previously been made available to Purchaser. None of the employees, officers or directors of the Corporation or any Subsidiary is or has ever been subject to or covered under any retirement or pension plan of the Corporation or any Subsidiary. Each Benefit Arrangement has been established and maintained in accordance with all applicable Laws.

                  (e) Except as set forth in Schedule 2.18, neither the Corporation nor any Subsidiary is in default in the payment of any amounts required to be paid pursuant to any Benefit Arrangement, or any wages, overtime wages, holiday pay, severance or termination payments or source deductions required by law, and all such payments have been made.

                  (f) "BENEFIT ARRANGEMENT" means each and all pension, supplemental pension, accidental death and dismemberment, life or health insurance and benefits (including medical, dental and hospitalization), savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, fringe benefit and other employee benefit arrangements, plans, contracts (other than individual employment, consulting or severance contracts), policies or practices of the Corporation providing employee or executive compensation or benefits to current or former employees or directors of the Corporation.

         2.19 NO DEFAULTS. Neither the Corporation nor any Subsidiary is in default (nor is any such default alleged to exist) under the terms of any written or oral contract, agreement, lease, license, mortgage, deed of trust, note, guaranty, instrument or understanding (collectively, "Contracts") to which it is a party or to which any of its assets, business or operations is subject, nor, to the best of Sellers' knowledge, is any condition or event threatened, which, after notice or the passage of time, or both, would constitute a default under any Contract. To Sellers' knowledge, no such default, condition or event exists or is alleged to exist with respect to the performance of any obligation of any other party to any of such Contracts.

         2.20 MATERIAL CONTRACTS.

                  (a) Schedule 2.20(a) is a true and correct list of each Contract to which the Corporation or any Subsidiary is a party or by which any of their respective assets, businesses or operations is bound or affected. Schedule 2.20(a) includes a description of any consents or approvals required of third parties under the terms of such Contracts for the consummation of the transactions contemplated by this Agreement. Schedule 2.20(a) excludes any Contract that (i) may be cancelled by the Corporation or such Subsidiary on thirty (30) days' notice or less without incurring a liability or obligation on the part of the Corporation or such Subsidiary for such cancellation, or (ii) involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than Fifteen Thousand Dollars ($15,000), unless such contract is otherwise material to the business or financial condition of the Corporation and the Subsidiaries, taken as a whole. A true, correct and complete copy of each written, and a description of each oral, Contract, so listed has been delivered to Purchaser or its counsel.

                  (b) Schedule 2.20(b) is a true and correct list of each Contract with a customer of the Corporation or any Subsidiary that contains provisions (i) providing for payment terms to the Corporation or such Subsidiary of forty-five (45) days or greater, (ii) permitting the customer to retain any portion of the purchase price for the products or services to be provided thereby as security for warranty claims or for any other purpose, or (iii) providing for liquidated or stipulated damages.

         2.21 PURCHASE ORDERS. Schedule 2.21 is a true and complete list of all purchase orders under which the Corporation or any Subsidiary is or will become obligated to pay any particular vendor an aggregate sum in excess of Ten Thousand Dollars ($10,000).

         2.22 INDEBTEDNESS. Schedule 2.22 is a true and complete list of all indebtedness, including, without limitation, trade accounts payable owed or to be owed by the Corporation or any Subsidiary, including a description of the terms of payment, and, if such indebtedness is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security.

         2.23 LITIGATION. Schedule 2.23 is a true and complete list of all administrative or judicial proceedings to which the Corporation or any Subsidiary is a party or, to the knowledge of Sellers, to which it is threatened to be made a party which relate, directly or indirectly, to any of the Corporation's or the Subsidiaries' assets, including, without limitation, proceedings that could affect title to or interests in the assets. There is no action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or threatened against or affecting the Corporation or any Subsidiary or any of their respective assets, including, without limitation, any relating to so-called product liability, which, if adversely determined or resolved, would have an adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Corporation and the Subsidiaries, taken as a whole, or any provisions of, or the validity of, or rights under, any leases or other operating agreements, licenses, permits or grants of authority of the Corporation or any Subsidiary. Neither Sellers nor the Corporation has received notice that the Corporation or any Subsidiary is the subject of any governmental investigation and neither the Corporation nor any Subsidiary is subject to, nor are they or have they been in default with respect to, any order, writ, injunction or decree of any court, or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Schedule 2.23 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

         2.24 INSURANCE. Schedule 2.24 is a true and correct list of all the policies of insurance covering the business, properties and assets of the Corporation and the Subsidiaries presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium, (vi) expiration date and (vii) the property, if any, insured), indicating as to each whether it insures on an "occurrence" or a "claims made" basis. The insurance described on Schedule 2.24 insures the Corporation and the Subsidiaries in the amounts and against such perils as are generally maintained for comparable businesses. All of the insurance policies set forth on Schedule 2.24 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and neither the Corporation nor any Subsidiary has received any notice of cancellations with respect to any of the policies. Neither the Corporation nor any Subsidiary has been refused any insurance by any insurance carrier to which it has applied for insurance during the last five (5) years. There are no circumstances existing which would enable any insurer to avoid liability under any of the Corporation's or Subsidiaries' policies.

         2.25 TRANSACTIONS WITH OFFICERS, ETC.

                  (a) Schedule 2.25(a) is a true and correct list of the ownership of the Corporation in any entity that has any existing contractual relationship, oral or written, or other business relationship with Sellers.

                  (b) Schedule 2.25(b) is a true and correct list of all Contracts (oral or written), including, but not limited to, any loans (other than those set forth on Schedule 2.13 of this Agreement or not required to be set forth thereon) or leases, to which the Corporation or any Subsidiary is a party and to which any of the officers, directors or other employees or shareholders of the Corporation or any Subsidiary, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, is also a party. Schedule 2.25(b) includes a list of indebtedness of any such person or entity to the Corporation or any Subsidiary.

                  (c) Except as set forth on Schedule 2.25(c) none of the Corporation, any Subsidiary or any officer, director, employee or shareholder of the Corporation or any Subsidiary, or members of their immediate families or other corporations, partnerships or other entities in which any of them has a material interest, has any direct or indirect interest in any competitor, supplier or customer of the Corporation or any Subsidiary or in any person, firm or entity from whom or to whom the Corporation or any Subsidiary leases any property, or in any other person, firm or entity with whom the Corporation or any Subsidiary transacts business of any nature.

         2.26 EMPLOYEES. Schedule 2.26 is a true and correct list of all employees of the Corporation and the Subsidiaries (as used in this Agreement, the term "employees" includes employees, salesmen, agents, sales representatives and all other persons associated with the Corporation (whose current annual rate of fixed compensation exceeds Fifty Thousand Dollars ($50,000) their accrued vacation and sick pay, the nature of their duties and the date and amount of their last increase in compensation. A true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to Purchaser or its counsel.

         2.27     TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS.

                  (a) Schedule 2.27(a) sets forth all details of all registered Canadian and foreign patents, trademarks, trade names, copyrights and applications therefor which are owned, licensed or used by the Corporation or any Subsidiary (the "Patents, Copyrights and Trademarks"). Except as set forth on Schedule 2.27(a), (a) the Corporation or the Subsidiary, as the case may be, is the sole owner or exclusive licensee of the Patents, Copyrights, and Trademarks and has good title to and full rights to use, free and clear of any encumbrances, the Patents, Copyrights, and Trademarks, including each of the following: (i) shop rights, patent disclosures, inventions, discoveries, improvements, compositions, drawings, designs, patterns, processes, formulae, trade secrets, proprietary rights, ideas and know how, whether or not patentable, (ii) confidential business information and computer software data and documentation (including electronic media), and (iii) copies and tangible embodiments thereof, in each case, owned, licensed or used by the Corporation or a Subsidiary, whether or not registrable (together with the Patents, Copyrights and Trademarks, the "Intellectual Property Rights"); (b) to the knowledge of Sellers, none of the Intellectual Property Rights is being infringed upon or appropriated by others; (c) all Patents, Copyrights and Trademarks have been duly registered or filed for, and such registrations have been properly maintained and renewed in accordance with all applicable laws, and all fees associated therewith have been paid; (d) the Corporation has not, nor has any Subsidiary, received notice of any claim or demand and the Sellers have no knowledge of any possible claim or demand of any person relating to any litigation, pending or threatened, that challenges the exclusive right of the Corporation, or a Subsidiary, to use any of the Intellectual Property Rights; (e) no aspect of the Intellectual Property Rights is subject to any outstanding order of any tribunal of with appropriate jurisdiction; (f) the Corporation is not, nor is any Subsidiary, engaged in any litigation and, to the knowledge of Sellers, no litigation is threatened, with respect to any of the Intellectual Property Rights; (g) the Corporation has not, nor has any Subsidiary, registered or filed for any customer's intellectual property used or held for use in the conduct of the business of the Corporation or any Subsidiary; and (h) to the knowledge of Sellers, the conduct of the business of the Corporation and each Subsidiary as now being conducted has not, does not, and as currently proposed to be conducted will not, infringe or otherwise conflict with any patents, trademarks, service marks, trade names, copyrights or other intellectual property or proprietary rights of others.

                  (b) The Corporation and each Subsidiary is the sole and exclusive owner of its respective corporate name. Except as set forth on Schedule 2.27(b), the Corporation does not, nor does any Subsidiary, use such name by consent of any other person or entity, and owns such name free and clear of any attachments, liens, claims, encumbrances or agreements. There are no claims or demands of any other person or entity pertaining to the use of the name and no proceedings have been instituted or, to the knowledge of Sellers, are threatened, which challenge the right of the Corporation or any Subsidiary in respect of its respective names and the use of such name by the Corporation and the Subsidiary does not infringe on or, to the knowledge of Sellers, is not being infringed on by others, and is not subject to any outstanding order, decree, judgment, stipulation or agreement restricting the scope of its use.

                  (c) True, correct and complete copies of all patents, trademarks, service marks, trade names and copyrights, and of all related applications or registrations, that are listed on Schedule 2.27(a) have been delivered to Purchaser or its counsel.

         2.28  ENVIRONMENTAL MATTERS.


                  (a) Except as set forth in Schedule 2.28, the Corporation and each Subsidiary at all times have been operated, and are, in compliance with all Environmental Laws.

                  (b) Except as set forth in Schedule 2.28, the Corporation and each Subsidiary have obtained, and are in compliance with, all Permits and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the Corporation's business but not relating to the activities of its or their customers.

                  (c) Except as set forth in Schedule 2.28, all Environmental Permits are in full force and effect, and the Corporation and each Subsidiary have made all appropriate filings for issuance or renewal of such Environmental Permits.

                  (d) Except as set forth an Schedule 2.28, the Real Property and, to the best of Sellers' knowledge, any real property formerly owned, occupied, operated, used or controlled or leased by the Corporation or any Subsidiary or any of their predecessors, are free of any Hazardous Substance (except those authorized pursuant to and in accordance with Environmental Permits) and free of all contamination arising from, relating to, or resulting from any such Hazardous Substances.

                  (e) Except as set forth in Schedule 2.28, there are no orders or litigation or other notices or claims pending or, to the best of Sellers' knowledge, threatened, that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

                  (f) Except as set forth in Schedule 2.28, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (i) that may interfere with or prevent continued compliance by the Corporation or any Subsidiary with Environmental Laws and the requirements of Environmental Permits, (ii) that may give rise to any liability or other obligation under any Environmental Laws or that may require the Corporation or any Subsidiary to incur any actual or potential Environmental Costs, or (iii) that may form the basis of Litigation against or involving the Corporation or any Subsidiary based on or related to any Environmental Matter.

                  (g) Except as set forth in Schedule 2.28, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within the Real Property.
         Schedule 2.28 also lists all underground or aboveground storage tanks, incinerators or surface impoundments that were removed from any such properties. Any removal of underground or aboveground storage tanks, incinerators or surface impoundments has been conducted in accordance with all applicable Environmental Laws.

                  (h) Except as set forth in Schedule 2.28, neither the Corporation nor any Subsidiary (i) has been requested or required by any Governmental Authority to perform any investigatory or remedial activity or other action in connection with any Environmental Matter, or (ii) has received any notice or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site or Real Property allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of the Corporation to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

                  (i) Except as set forth on Schedule 2.28, neither the Corporation nor any Subsidiary has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, in violation of any Environmental Laws.

                  (j) Except as set forth in Schedule 2.28, no encumbrance exists, and no condition exists which could result in the filing of an Encumbrance, against the Real Property or any other property of the Corporation or any Subsidiary under any Environmental Law or relating to any Environmental Matter.

                  (k) Except as set forth in Schedule 2.28, there has been no release, migration onto or other dissemination at any time of any Hazardous Substances at, on, or about, under or within the Real Property or any real property formerly owned, occupied, leased, operated, used or controlled by the Corporation or any Subsidiary or any predecessor of the Corporation or any Subsidiary (other than pursuant to and in accordance with permits held by the Corporation, any Subsidiary or any such predecessor and other than such release or other dissemination which occurred after the Corporation, such Subsidiary or any such predecessor ceased to own, occupy, lease, operate, use or control such real property), or migration, release or other dissemination from the Real Property onto any other real property.

For the purposes of this Section 2.28, the following terms shall have the meanings indicated:

"ENVIRONMENTAL COSTS" means any actual or potential investigation, cleanup, remediation, removal, or other response costs (which shall include costs to cause the Corporation or any Subsidiary to come into compliance with Environmental Laws), expenses (including fees and disbursements of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies, response actions, or litigation), losses, liabilities or obligations (including liabilities or obligations under any lease or other contract), payments, damages (including any actual, punitive or consequential damages under any law, common law cause of action or contractual obligations or otherwise, including damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

"ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment (including the health of plants and animals), human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, migrations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

"HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls (PCBs) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form a basis of liability under, any Environmental Laws.

"ENVIRONMENTAL LAWS" means Environmental Act (Manitoba), Dangerous Good Handling and Transportation Act (Manitoba), Public Health Act (Manitoba), Ozone Depleting Substances Act (Manitoba), the Contaminated Sites Remediation and Consequential Amendments Act (Manitoba) before or after proclamation, the City of Winnipeg Sewer By-Law, as well as publicly disclosed guidelines issued by Manitoba Environment, including "A Guideline for the Environmental Investigation and Remediation of Petroleum Storage Suites in Manitoba" and "Treatment and Disposal of Petroleum Contaminated Soil", Transportation of Dangerous Goods Act (Canada), Canadian Environmental Protection Act (Canada), and all environmental laws of the United States and any state therein, as the same may be applicable to the Corporation or any past or present operations of the Corporation, as any of the above Laws or guidelines have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other law governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

For the purposes of this Section 2.28, "REAL PROPERTY" means all real property currently owned, occupied, operated, controlled, used or leased by the Corporation and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above such real property.

         2.29 BANK ACCOUNTS. Schedule 2.29 is a true and correct list of the name of each bank, savings and loan, or other financial institution in which the Corporation or any Subsidiary has an account or safe deposit box, the names of all persons authorized to draw on each account or to have access to each box, the number of signatures required to be given for a withdrawal and a description of the type of account.

         2.30 COMPLIANCE WITH LAWS. Each of the Corporation and each Subsidiary has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law affecting its business and operations and is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order.

         2.31 POWERS OF ATTORNEY. Neither the Corporation nor any Subsidiary has given any power of attorney (irrevocable or otherwise) that is presently in effect to any person or entity for any purpose.

         2.32 LICENSES AND RIGHTS. Each of the Corporation and each Subsidiary possesses all franchises, licenses, easements, permits and other authorizations from governmental or regulatory authorities and from all other persons or entities that are necessary to permit it to engage in its business as presently conducted in and at all locations and places where it is presently operating. Such franchises, licenses, permits and other authorizations are listed on
Schedule 2.32.

         2.33 PRODUCTS.


                  (a) The products sold by the Corporation and each Subsidiary conform to and meet or exceed the standards required by all applicable laws, ordinances and regulations now in effect and, to Sellers' knowledge, there is no pending legislation, ordinance or regulation which if adopted or enacted would have a material adverse effect on such products or the Corporation's business.

                  (b) Schedule 2.33 contains a written statement accurately describing the Corporation's and each Subsidiary's warranties and customer service policies and any recurring warranty problems. Neither the Corporation nor any Subsidiary has outstanding contracts or proposals that depart from the warranty and customer service policy and practice described in such Schedule. Except as may be listed on
         Schedule 2.33, no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of the Corporation's or any Subsidiary's products are presently pending or, to the knowledge of Sellers, threatened.

         2.34 CASUALTY OCCURRENCES. Schedule 2.34 is a true and correct list of occurrences during the last five (5) years of damages to persons or property involving any defects or alleged defects in any of the Corporation's or any Subsidiary's products or their respective designs. All such occurrences are fully and adequately covered by paid-for insurance.

         2.35 INVENTORY. Except as set forth on Schedule 2.35, the inventories of the Corporation and each Subsidiary consist only of items of a quality and quantity usable and saleable in the ordinary course of business, consistent with past practice, within the Corporation's and the Subsidiaries' normal inventory "turn" experience and do not include any item of inventory which has previously been written off by the Corporation or any Subsidiary. Items of below-standard quality and items not previously readily saleable in the ordinary course of business have been written down in value in accordance with generally accepted accounting principles to estimated net realizable market values. The value at which the inventories are carried on the Corporation's books reflects the lower of specific cost or estimated net realizable market value, and is based on quantities determined by physical count.

         2.36 CAPITAL EXPENDITURE PLANS. Schedule 2.37 sets forth a description of each capital expenditure program of the Corporation and each Subsidiary involving the expenditure of at least Fifty Thousand Dollars ($50,000) as to which the expenditure of funds is incomplete, setting forth (i) the budgeted expenditures and (ii) the actual amounts expended, if any.

         2.37 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by Sellers in this Agreement or in any document, statement, certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished to Purchaser or its counsel pursuant to this Agreement, or in connection with the transactions contemplated under this Agreement (collectively, the "Documents"), contain or will contain any untrue statement of a material fact, or omit or will omit to state a material fact necessary to make the statements of fact contained therein not misleading. All statements of fact made and data presented by Sellers in any Document are deemed to be representations and warranties made under this Agreement by Sellers. References in any Document, or in any Contract, a copy of which has been provided to Purchasers or its counsel, to any other Document or Contract as to which Sellers prior to the date of this Agreement have not provided to Purchaser or its counsel a true copy or, if oral, a written summary, will not be deemed for any purposes of this Agreement to be a disclosure of any term, provision or statement of fact of, or relating to, such other Document or Contract.

         2.38 STOCK DIVIDENDS. In the event that the Corporation declares and pays a dividend on the any of its outstanding shares payable in any of its shares, then (a) the dividend will be duly authorized by the Corporation and will not contravene any of the articles or by-laws of the Corporation, or any applicable laws including, without limitation, the Canada Business Corporations Act, (b) Sellers will attach hereto as Schedule 2.38 the number of shares issued in connection with such dividend and a description of the rights attaching to the shares issued in such dividend, (c) and the shares upon which the dividend was paid are not and will not be as a result of the entering into of this Agreement, "short-term preferred shares" or "taxable preferred shares" (as defined in the INCOME TAX ACT (CANADA)).

                                   ARTICLE III
                                   -----------

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         Purchaser warrants and represents to, and agrees with, Sellers as follows:

         3.1 ORGANIZATION AND GOOD STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, U.S.A. Purchaser has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

         3.2 AUTHORITY OF PURCHASER. The execution, delivery and consummation of this Agreement by Purchaser has been duly authorized by the board of directors of Purchaser in accordance with all applicable laws, the Certificate of Incorporation and By-Laws of Purchaser, and at the Closing Date no further corporate action will be necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms.

         3.3 INVESTMENT PURPOSE. The shares of capital stock of the Corporation purchased pursuant to this Agreement will be acquired for investment and not with a view toward the resale or distribution thereof.

                                   ARTICLE IV
                                   ----------

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                ------------------------------------------------

         The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

         4.1 REPRESENTATIONS TRUE. The representations and warranties of Sellers contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         4.2 ALL CONSENTS OBTAINED. All necessary approvals or consents required to be obtained by Sellers or Purchaser have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement including, without limitation, such consents as may be listed or required to be listed on Schedule 2.2.

         4.3 PERFORMANCE AND OBLIGATIONS. Sellers have duly performed all obligations, covenants and agreements undertaken by Sellers in this Agreement and have complied with all terms and conditions applicable to Sellers under this Agreement to be performed and complied with on or before the Closing Date.

         4.4 RECEIPT OF DOCUMENTS BY PURCHASER. Purchaser has received:

                  (a) a certificate executed by Sellers certifying as to the fulfillment of the matters contained in Sections 4.1, 4.2, 4.3 and 4.5.

                  (b) a true and correct copy of the Corporation's [Articles] [Certificate] of Incorporation, certified by the [appropriate governmental authority] of [jurisdiction] as of a date not more than ___________ (______) days prior to the Closing Date, and a true and correct copy of the Corporation's [By-Laws] [Regulations] certified by the Secretary of the Corporation as of the Closing Date.

                  (c) a written opinion from counsel for Sellers (who must be satisfactory to Purchaser and its counsel), containing such assumptions, qualifications and exceptions as are customary and appropriate in transactions of this type, dated as of the Closing Date, addressed to Purchaser, satisfactory to Purchaser and its counsel in form and substance, to the effect that:

                         (i) The Corporation and each Subsidiary is duly
                  incorporated, validly existing and is in good standing under the laws of its respective jurisdiction of incorporation, has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and operate its properties at and where now owned or leased and operated by it, and is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary;

                        (ii) The Corporation is authorized to issue
                  _________________ shares of _____________ shares, without par value, of which _________________________ shares are duly and validly issued and outstanding, fully paid and nonassessable and were not issued in violation of any pre-emotive or any other rights, including any rights under any federal or state securities laws. There are no other shares of stock, convertible or other securities or rights, warrants or options with respect to any shares of stock or securities of the Corporation authorized, issued or outstanding;

                       (iii) Sellers are the record and beneficial owners of all
                  the Shares and have full right and lawful authority to convey, transfer and assign the Shares to Purchaser as provided in this agreement. Sellers have good and marketable title to the Shares free and clear of any lien, claim, charge, option, security interest, restriction on transfer, encumbrances or other defect in title. On the consummation of the transactions contemplated by the Agreement, Purchaser will acquire good and marketable title to the Shares free and clear of any lien, claim, charge, option, security interest, restriction on transfer, encumbrance or other defect in title;

                        (iv) This Agreement constitutes the legal, valid and
                  binding obligation of Sellers, and is enforceable against Sellers in accordance with its terms;

                         (v) Except as set forth in this Agreement or in any
                  Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement by Sellers (a) are not in conflict with the [Articles] [Certificate] of Incorporation or [By-Laws] [Regulations] of the Corporation, (b) do not (with or without notice or the passage of time or both) constitute a default under, and are not in conflict with, any Contract known to such counsel to which the Corporation is a party or to which any of its assets are subject, (c) do not violate any order, judgment or decree or any rule, regulation or law, or any other restriction known to such counsel to which the Corporation is a party or to which any of their respective assets are subject and (d) will not (with or without notice or the passage of time or both) result in the creation of any lien or any charge on or any loss of any assets of the Corporation or in the acceleration or termination of any loan, security interest or other agreement known to such counsel to which the Corporation is a party or to which any of its assets are subject;

                        (vi) Except with respect to those matters as may be
                  disclosed in any Schedule, such counsel has no knowledge of any action, suit, claim, demand, arbitration or other proceeding or investigation, administrative or judicial, pending or threatened against or affecting the Corporation or any of its assets at law or in equity, or before or by any federal, state, municipal or other governmental department or by any other commission, board, agency or instrumentality, domestic or foreign, that can reasonably be expected to have any adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Corporation;

                        (vii) Such other material matters which Purchaser or its
                  counsel reasonably requests;

                  (d) the resignations of such officers and directors of the Corporation as may be requested by Purchaser;

                  (e) certificates representing all of the Shares, with stock powers covering such shares duly endorsed in blank; and

                  (f) a general release of all claims of Sellers against the Corporation, in the form of EXHIBIT "C" to this Agreement.

         4.5 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency (a) in which it will be or it is sought to restrain or prohibit or to obtain material damages or relief in connection with this Agreement or the consummation of this Agreement, or (b) which is likely to materially and adversely affect the value of the business or assets of the Corporation.

         4.6 EMPLOYMENT AGREEMENTS. Each of David Romanow, Brian Topnik and Robert Jenkyns has entered into an Employment Agreement substantially in the forms of EXHIBITS "D", "E" AND "F", respectively, to this Agreement (collectively, the "Employment Agreements").

         4.7 DELIVERY OF BOOKS AND RECORDS. Sellers have delivered or made available to Purchaser all books and records of the Corporation and each Subsidiary relating to or reasonably required for the operation of the business of the Corporation and each Subsidiary, including, without limitation, copies of all Contracts, financial and accounting records, files and records relating to employees, and all related correspondence.

         4.8 ABSENCE OF CHANGES. There has been no material adverse change in the business (financial or otherwise), assets, liabilities, results of operations or prospects of the Corporation and each Subsidiary, taken as a whole, since the date of this Agreement.

         4.9 ESCROW AGREEMENT. Sellers have entered into the Escrow Agreement.

         4.10 INVESTMENT, LOCK-UP AND REGULATION S LETTER. If the Purchase Price
- Alternative 1 is applicable, Purchaser shall have received from each Seller an agreement and acknowledgment substantially in the form of EXHIBIT "G" attached hereto.

         4.11 PURCHASER'S REVIEW. Purchaser has conducted a review of the business, assets, books and records of the Corporation and each Subsidiary and has found the results of such review to be satisfactory to Purchaser, in its sole discretion.

         4.12 NON-COMPETITION AGREEMENT. Joe Romanow has entered into a non-competition agreement substantially in the form attached hereto as EXHIBIT "H".

         4.13 SHAREHOLDER'S AGREEMENT. The unanimous Shareholder's Agreement relating to the Shares between Sellers and the Corporation has been terminated on terms satisfactory to Purchaser.

                                    ARTICLE V
                                    ---------

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
                 ----------------------------------------------

         The obligations of Sellers under this Agreement are, at the option of Sellers, subject to satisfaction of the following conditions at or prior to the Closing Date:

         5.1 REPRESENTATIONS TRUE. The representations and warranties of Purchaser contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

         5.2 RECEIPT OF DOCUMENTS BY SELLERS. Sellers have received:

                  (a) the Purchase Price as provided in Sections 1.2 and;

                  (b) a certificate executed by the President and Secretary or Treasurer of Purchaser certifying as to the fulfillment of the matters contained in Section 5.1 of this Article;

                  (c) a written opinion from counsel for Purchaser, dated as of the Closing Date, addressed to Sellers, satisfactory to Sellers and its counsel in form and substance, to the effect that:

                         (i) Purchaser is duly incorporated, validly existing
                  and is in good standing under the laws of Canada, has full corporate power and authority to carry on its business as and where now conducted, and to own or lease and operate its properties at and where now owned or leased and operated by it;

                        (ii) Purchaser has all requisite corporate power to
                  execute, deliver and carry out its obligations under this Agreement and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite corporate action;

                       (iii) The execution and delivery of this Agreement and
                  the consummation of the transactions contemplated under this Agreement by Purchaser are not in conflict with the [Certificate of Incorporation] or [By-Laws] of Purchaser; and

                        (iv) This Agreement constitutes the legal, valid, and
                  binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms;

                  (d) certified copies of resolutions duly adopted by the Board of Directors of Purchaser approving this Agreement and the transactions contemplated under it.

         5.3 NO LITIGATION. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be or it is sought to obtain material damages from Sellers in connection with this Agreement or the consummation of this Agreement.

         5.4 EMPLOYMENT AGREEMENTS. Purchaser has caused the Corporation to enter into the Employment Agreements.

         5.5 ESCROW AGREEMENT. Purchaser has entered into the Escrow Agreement.

                                   ARTICLE VI
                                   ----------

                                     CLOSING
                                     -------

         The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 2300 B.P. America Bldg., 200 Public Square, Cleveland, Ohio 44114, on the date specified in a notice provided by Waterlink to Sellers, such date to be not less than five (5) business days after the date such notice is duly given in accordance with Article XII hereof or on such other date mutually agreeable to the parties (the "Closing Date"). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement, then the non-fulfilling party may, by written notice to the other party, extend the Closing Date for a period of fourteen (14) days to permit fulfillment of such condition or conditions. If the Closing has not occurred by June 30, 1997, (unless the Closing did not occur by reason of Sellers not fulfilling any of their conditions contained in this Agreement notwithstanding the fact that Waterlink delivered a notice to Sellers in accordance with this Article VI specifying a Closing Date before June 30, 1997) notwithstanding the provisions of Section 9.1(f) to the contrary, Sellers may cause the Corporation to declare and pay a cash dividend on the outstanding Common Shares in an aggregate amount not to exceed the lesser of (i) the maximum amount permitted by law and (ii) the amount which, after giving effect to the payment of such dividend, would result in the stockholders' equity of the Corporation, as determined by Canadian GAAP, to be less than $910,620.00 on the Closing Date (any adjustment, if necessary, to be made on the Closing Date to ensure compliance with this clause (ii)). Unless the parties otherwise agree in writing, if the Closing has not occurred prior to September 30, 1997, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing except that the parties acknowledge that Purchaser has no obligation whatsoever to close the transactions contemplated herein.

                                   ARTICLE VII
                                   -----------

                            TERMINATION OF AGREEMENT
                            ------------------------

         This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date (unless otherwise specified below):

                  (a) by mutual consent in writing of Purchaser and Sellers;

                  (b) by Purchaser if there has been a material misrepresentation or breach of warranty in the representation and warranties of Sellers made under this Agreement;

                  (c) by Purchaser if all or a material portion of the Corporation's assets have been materially damaged or destroyed before the Closing;

                  (d) by Purchaser if any of the Real Property has been taken, in whole or in part, by eminent domain or by conveyance in lieu of eminent domain;

                  (e) by Purchaser, if any of the conditions contained in
         Article IV, or by Sellers, if any of the conditions contained in
         Article V, respectively, have not been fulfilled in all respects in each case at or prior to the Closing Date.

Any termination pursuant to this Article VII will not affect the obligations of the parties under Article XI or Section 15.4, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. In the event this Agreement is terminated by Purchaser pursuant to Sections (b), (c), (d) or (e) of this
Article VII (other than a termination pursuant to Section (e) above solely as a result of any of the conditions contained in Sections 4.5(b), 4.8 or 4.11 of
Article IV not being fulfilled, in which case Purchaser shall forfeit and Sellers shall retain the Deposit), Sellers will return to Purchaser the Deposit within three (3) days of such termination. In the event of any other termination of this Agreement by Purchaser, Purchaser shall forfeit and Sellers shall retain the Deposit, it being the agreement of the parties that forfeiture of the Deposit shall constitute the sole and exclusive remedy against the Purchaser for failing to consummate the transactions contemplated hereby, and for any other breach of this Agreement by Purchaser that prevents the Closing from occurring, all other remedies being hereby expressly waived by each of the Sellers. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser (i) has complied with all of the conditions to Closing contained in Article V, (ii) has notified Sellers of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay Sellers the Purchase Price and furnishes evidence to that effect to Sellers, and if the Closing does not then occur due to the refusal of Sellers to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

                                  ARTICLE VIII
                                  ------------

                           SURVIVAL OF REPRESENTATIONS
                           ---------------------------
                    AND WARRANTIES: INDEMNIFICATION: DISPUTES
                    -----------------------------------------

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of Sellers or Purchaser, the representations and warranties of Sellers and Purchaser contained in this Agreement or in any certificate, Schedule, chart, list, letter, compilation or other document furnished or to be furnished pursuant to this Agreement, will survive the Closing for a period of two (2) years, except that the representations and warranties of Sellers contained in Sections 2.4 and 2.12 with respect to title and tax matters will survive for so long as any applicable statute of limitations has not expired, been suspended or been waived or extended, and for thirty (30) days after and the representations and warranties of Sellers contained in Sections 2.18 and 2.28 relating to employee benefit matters and environmental matters will survive the Closing for a period of five (5) years. However, as to any breach of, or misstatement in, any such representation or warranty as to which Purchaser has given notice to Sellers on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice.

         8.2 SELLERS' INDEMNIFICATION. Sellers, jointly and severally, will indemnify and save harmless Purchaser and its subsidiaries, shareholders, directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) resulting from or attributable to the breach of, or misstatement in, any one or more of the representations, warranties and covenants of Sellers made in or pursuant to this Agreement. Purchaser shall have the right to set-off any amounts owed by Sellers to Purchaser for indemnification pursuant to this
Section 8.2 against any Earn-out Payments or Performance Incentive Payments earned by Sellers pursuant to Section 1.4 of this Agreement. Sellers' indemnification obligations under this Agreement shall be secured by the funds held in escrow pursuant to the Escrow Agreement.

         8.3 DEFENSE OF CLAIM. If Purchaser has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against Sellers pursuant to this Agreement, Purchaser will give notice in writing to Sellers. Within fifteen (15) days after the earlier of (i) receipt of such notice or (ii) receipt of actual notice by Sellers from sources other than Purchaser, Sellers, acting through the Sellers' representative, may give Purchaser written notice of their election to conduct the defense of such claim, action or proceeding at its own expense. If Sellers have given Purchaser such notice of election to conduct the defense, Sellers may conduct the defense at its expense, but Purchaser will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Purchaser, without a right of further reimbursement. If Sellers have not so notified Purchaser in writing (within the time above provided) of its election to conduct the defense of such claim, action or proceeding, Purchaser may (but need not) conduct (at Sellers' expense) the defense of such claim, action or proceeding. Purchaser may at any time notify Sellers of Purchaser's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Sellers have not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Sellers' expense) unless Sellers notify Purchaser in writing (within seven (7) days after receipt of such notice of intention to settle, compromise or satisfy) of its election to assume (at its sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Purchaser, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Purchaser, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Sellers as fully as though they alone had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Sellers have elected under this Section 8.3 to conduct the defense of any claim, action or proceeding, then Sellers will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding. If Sellers elect to settle, compromise or satisfy any claim, action or proceeding defended by them, the cost of any such settlement, compromise or satisfaction will be borne entirely by Sellers and may be made only with the consent of Purchaser. Purchaser and Sellers will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 8.3.

         8.4 PURCHASER'S INDEMNIFICATION. Purchaser covenants and agrees to indemnify and save harmless Sellers from any and all costs, expenses, losses, damages and liabilities incurred or suffered by Sellers (including reasonable legal fees and costs) resulting from or attributable to the breach of, or misstatement in, any one or more of the representations, warranties or covenants of Purchaser made in or pursuant to this Agreement to the same extent as provided in Clauses (a) and (b) of Section 8.2, and in the same manner as provided in Section 8.3, of this Article VIII.

         8.5 INDEMNIFICATION BASKET. Any of the foregoing notwithstanding, no party will have any right to indemnification unless and until the aggregate damages indemnifiable by the indemnifying party exceed One Hundred Fifty Thousand Dollars ($150,000.00) and thereafter will be entitled to the full extent of the damages including the first One Hundred Fifty Thousand Dollars ($150,000.00).

                                   ARTICLE IX
                                   ----------

                          CONDUCT PRIOR TO CLOSING DATE
                          -----------------------------

         9.1 CONTINUATION OF BUSINESS. Until the Closing Date, Sellers will cause the Corporation and each Subsidiary to continue to conduct its business in the ordinary and usual course consistent with past practice, and, without limiting the generality of this undertaking, Sellers will not, and will cause the Corporation and each Subsidiary not to, do or suffer to be done any of the following, whether or not in the ordinary and usual course, without the prior written consent of Purchaser, such consent not to be unreasonably withheld:

                  (a) Dispose or contract to dispose of, or acquire or contract to acquire, any Real Property or other assets (except for inventory disposed of or acquired in the ordinary course of business), or any interest in any Real Property or other capital assets;

                  (b) Borrow any money;

                  (c) Enter into any lease;

                  (d) Encumber any assets;

                  (e) Enter into any contract, commitment or arrangement of the type required by Section 2.20 above to be listed on Schedule 2.20;

                  (f) Subject to the provisions of Article VI, declare or pay any dividend (other than a dividend payable in Common Shares not to exceed ____________ Common Shares) or declare or make any other distribution to shareholders;

                  (g) Purchase or redeem any shares, notes or other securities;

                  (h) Increase the rate or amount of compensation or the amount or type of other remuneration to any of its directors, officers, employees, agents or other representatives, or agree to do so;

                  (i) Form or cause to be formed, or dispose or contract to dispose of, any Subsidiary, or any interest in any Subsidiary or acquire any stock or equity interest in any corporation or other entity;

                  (j) Reclassify, split or combine its shares, or issue, sell, distribute or dispose of any shares, notes or other securities, or issue or make any changes to any options, warrants or rights with respect to its shares, or commit itself to do so;

                  (k) Make any new commitments or agree to make commitments for capital improvements or significantly alter standing commitments for capital improvements;

                  (l) Make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of Twenty Thousand Dollars ($20,000) in the aggregate;

                  (m) Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of the Shares;

                  (n) Amend, or permit to be amended, in any way, its Articles of Amalgamation or By-Laws or merge or consolidate with any other corporation or other entity or change the character of its business; or

                  (o) Make any material change in accounting methods.

         9.2 PRESERVATION OF BUSINESS. Sellers will cause the Corporation and each Subsidiary to (i) preserve intact its present business organization and personnel, (ii) preserve its business, actual and potential, and its advantageous relationships with all persons having business dealings with it, and (iii) preserve and maintain in force all its licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, patents, trademarks, trade names, service marks and copyrights, and applications for any of the same, and other similar rights. Sellers will cause the Corporation to maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which it presently carries.

         9.3 CONSENTS AND APPROVALS. Sellers will use all reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE X
                                    ---------

                    ASSIGNMENT, THIRD PARTIES, BINDING EFFECT
                    -----------------------------------------

         Subject to the following sentence, the rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other party first having been obtained, and any attempted assignment or delegation without such consent will be null and void. Waterlink may assign any or all of its rights hereunder or delegate any or all of its duties hereunder to one or more wholly-owned subsidiaries whether now existing or formed in the future. Upon any such assignment or delegation, the assignee shall execute and deliver to Sellers a writing agreeing to be bound by the terms of this Agreement. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties hereto and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser, on the one hand and Sellers, on the other, and their respective successors and permitted assigns.

                                   ARTICLE XI
                                   ----------

                                    EXPENSES
                                    --------

         Purchaser, on the one hand, and Sellers, on the other, will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

                                   ARTICLE XII
                                   -----------

                                     NOTICES
                                     -------

         All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States or Canadian mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

         To Purchaser:      c/o Waterlink, Inc.
         ------------       4100 Holiday Street, N.W.
                            Canton, Ohio, USA 44702
                            Facsimile No.: (330) 455-8134
                            Attention:  Theodore F. Savastano, Chairman

         With a copy to:    Benesch, Friedlander,
                            Coplan & Aronoff LLP
                            2300 BP America Building
                            200 Public Square
                            Cleveland, Ohio, USA 44114
                            Facsimile No.: (216) 363-4588
                            Attention: Ira C. Kaplan

         To Sellers:        c/o Bioclear Technology, Inc.
         -----------        1218 Redonda Street
                            Winnipeg, Manitoba, Canada R3C 2Z2
                            Facsimile No.:(204) 222-6563
                            Attention: David Romanow

         With a copy to:    Fillmore & Riley
                            1700 - 360 Main Street
                            Winnipeg, Manitoba, Canada R3C 3Z3
                            Facsimile No.:(204) 957-0516
                            Attention: W. G. Ryall

                                  ARTICLE XIII
                                  ------------

                             REMEDIES NOT EXCLUSIVE
                             ----------------------

         No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser or Sellers will not constitute a waiver of the right to pursue other available remedies.

                                   ARTICLE XIV
                                   -----------


                                   [RESERVED]


                                   ARTICLE XV
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         15.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

         15.2 CAPTIONS AND SECTION HEADINGS. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

         15.3 WAIVERS. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

         15.4 RIGHT OF INSPECTION. From and after the date of this Agreement to the Closing Date, Sellers will give to Purchaser and its counsel, accountants and other representatives, full access during normal business hours to the offices, properties, agreements, records and affairs of the Corporation, and will furnish copies of all Contracts and other instruments as Purchaser or its counsel may reasonably request. Such investigation will not affect the warranties and representations of Sellers under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of the Corporation or Sellers will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by Sellers or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

         15.5 AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

         15.6 ENTIRE AGREEMENT. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

         15.7 GOVERNING LAWS. This Agreement is to governed by and construed in accordance with the internal laws of Manitoba, Canada.

         15.8 KNOWLEDGE. All references to "knowledge" or "best knowledge", of a party or "known to" a party means the actual knowledge of a party, or the knowledge which a party would have if performing such party's duties in a reasonable and prudent manner. Actual knowledge of any officer, director or supervisory employee of a party will be imputed to, and deemed to be actual knowledge of, that party.

         15.9 PRESS RELEASES. Prior to the Closing, neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained; provided, however, that nothing in this Agreement will prohibit either party from issuing or causing publication of any press release or public announcement to the extent that such party determines, on advice on counsel, that such action is required by law, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         15.10 CURRENCY. Unless indicated to the contrary, all references in this Agreement to Dollars and $ shall mean Canadian Dollars.

         15.11 SCHEDULES. Any particular matter disclosed on a Schedule to this Agreement shall be deemed to be disclosed on every other Schedule to this Agreement, provided such other Schedule or Schedules relate to similar subject matters.

         15.12 CONSENT. By their execution hereof, each of the Corporation and each Seller consent to Waterlink's inclusion of the information concerning the Corporation and the transactions contemplated by this Agreement in Waterlink's registration statement to be filed with the United States Securities and Exchange Commission in connection with Waterlink's initial public offering.

         15.13 INVESTMENT CANADA FILING. Purchaser shall file with Investment Canada within the prescribed time a notice of the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                            WATERLINK, INC.

                                            By:       /S/ MICHAEL J. VANTUSKO
                                                 ------------------------------
                                            Its:      /S/ CFO
                                                 ------------------------------


                                                      "PURCHASER"

                                               /s/  David Romanow
                                            ------------------------------------
                                            David Romanow

                                              /s/  Joe Romanow
                                            ------------------------------------
                                            Joe Romanow

                                              /s/  Brian Topnik
                                            ------------------------------------
                                            Brian Topnik

                                              /s/  Robert Jenkyns
                                            ------------------------------------
                                            Robert Jenkyns


                                                       "SELLERS"

                                            BIOCLEAR TECHNOLOGY, INC.


                                            By:      /s/ David Romanow
                                                 ------------------------------
                                            Its:     /s/  Chairman, Sec./treas.
                                                 ------------------------------

                                                     "CORPORATION"